EXHIBIT F-1

             [Letterhead of Entergy Services, Inc.]


                                                  November 27, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs:

          I have reviewed the joint Application-Declaration on Form U-1, as amended through the date hereof (the "Application-Declaration"), filed by Entergy Corporation ("Company"), Entergy Arkansas, Inc. ("Arkansas"), Entergy Gulf States, Inc. ("Gulf States"), Entergy Louisiana, Inc. ("Louisiana"), Entergy Mississippi, Inc. ("Mississippi"), Entergy New Orleans, Inc. ("New Orleans"), System Energy Resources, Inc. ("System Energy"), Entergy Operations, Inc. ("EOI"), Entergy Services, Inc. ("ESI") and System Fuels, Inc. ("SFI"), relating to, among other things,
(i) the extension of the operation of the Entergy System Money Pool ("Money Pool"), (ii) the proposed loans by the Company from time to time of available funds to Arkansas, Gulf States, Louisiana, Mississippi, New Orleans, System Energy, EOI, ESI and SFI through the Money Pool and the proposed acquisition by the Company from such companies of promissory notes ("Money Pool Notes") in connection therewith, (iii) the extension of the borrowing period under the Loan Agreement, dated as of June 6, 1990, as amended, between EOI and the Company ("EOI Loan Agreement"), and the proposed acquisition by the Company from EOI of a promissory note ("EOI Note") in connection with borrowings by EOI from the Company thereunder, (iv) the extension of the borrowing period under the Loan Agreement, dated as of September 18, 1991, as amended, between ESI and the Company ("ESI Loan Agreement"), and the proposed acquisition by the Company from ESI of a promissory note ("ESI Note") in connection with borrowings by ESI from the Company thereunder, (v) the extension of the borrowing period under the Loan Agreement, dated as of March 21, 1994, between SFI and the Company ("SFI Loan Agreement"), and the proposed acquisition by the Company from SFI of a promissory note ("SFI Note") in connection with borrowings by SFI from the
Company thereunder, and (vi) the proposed guarantee by the Company of the obligations of EOI, ESI and SFI to one or more banks, all as described in the Application-Declaration. I am counsel for the Company and am of the opinion that:

          (1) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

          (2) In the event that the proposed transactions shall have been duly authorized by all necessary corporate actions on the part of the Company and are consummated in accordance with the provisions of the Company's organizational documents and the Application-Declaration:

            (a)  insofar as the participation by the  Company  in
said   proposed  transactions  is  concerned,  all   state   laws
applicable thereto will have been complied with;

          (b) assuming that they will have been duly authorized and legally issued, the Company will legally acquire (i) the Money Pool Notes to be issued by Arkansas, Gulf States, Louisiana, Mississippi, New Orleans, System Energy, EOI, ESI and SFI evidencing their respective borrowings from the Company through the Money Pool, (ii) the EOI Note to be issued by EOI evidencing its borrowings from the Company pursuant to the EOI Loan Agreement, (iii) the ESI Note to be issued by ESI evidencing its borrowings from the Company pursuant to the ESI Loan Agreement, and (iv) the SFI Note to be issued by SFI evidencing its borrowings from the Company pursuant to the SFI Loan Agreement;

          (c) the guarantees to be issued by the Company in connection with obligations of EOI, ESI and SFI to one or more banks will, in each case, be a valid and binding obligation of the Company in accordance with its terms; and

          (d) the consummation by the Company of the proposed transactions will not violate the legal rights of the holders of any securities issued by the Company or any associate company thereof of which I am aware.

          I am a member of the Bars of the State of Louisiana and New Jersey and do not hold myself out as an expert on the laws of any other state.

          My consent is hereby given to the filing of this opinion as an exhibit to the Application-Declaration.

                              Very truly yours,


                              /s/ Mark W. Hoffman, Esq.


                              Mark W. Hoffman, Esq.